Exhibit 99.6

CONSENT TO REFERENCE IN PROXY STATEMENT/PROSPECTUS

ESGEN Acquisition Corporation is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In connection therewith, I confirm my consent to being named as a director nominee in the Registration Statement, including all amendments and post-effective amendments or supplements thereto and any prospectus and/or proxy statement contained therein, and to serve as a director if elected or appointed.

Dated: January 25, 2024

/s/ Mark M. Jacobs
Mark M. Jacobs